Exhibit 99.1

                Montpelier Re Reports Net Loss of $61.0
                Million for the Fourth Quarter of 2005

    HAMILTON, Bermuda--(BUSINESS WIRE)--Feb. 16, 2006--Montpelier Re Holdings Ltd. (NYSE: MRH) ("the Company") reported a net loss for the quarter ended December 31, 2005 of $61.0 million, or $0.68 per share, compared with net income of $102.4 million, or $1.53 per share, for the same quarter last year. The loss excluding net realized losses for the fourth quarter was $53.2 million, or $0.59 per share, compared with income of $94.6 million, or $1.41 per share, for the same quarter of 2004. The Company ended 2005 with a fully converted book value per share of $11.86, down 37.8% for the year, and 6.0% for the quarter, adjusted for dividends.
    The result for the fourth quarter 2005 includes $68.8 million of net losses from Hurricane Wilma compared to our $75 - $85 million estimate provided in our third quarter earnings release, resulting in a net impact of $79.2 million after reinstatement premiums. The result includes an additional $64.8 million net charge for third quarter 2005 hurricanes. Further details showing the impact of losses by storm are included in our Financial Supplement.
    The net loss for the year was $752.9 million, or $10.49 per share, compared with net income of $240.3 million, or $3.55 per share, in 2004. For 2005, the net loss excluding net realized gains was $783.5 million, or $10.92 per share, compared with net income of $226.1 million, or $3.34 per share, in 2004. Record industry catastrophe losses resulted in a net charge of $1,116.2 million, or $15.56 per share, compared with $239.6 million, or $3.54 per share, in 2004. The combined ratio for the year was 200.7%.


                 Fourth Quarter and Full Year Summary
                (in millions, except per share amounts)

                                     Quarter ended       Year ended
                                      December 31,       December 31,

                                      2005    2004       2005    2004

Net income (loss)                   $(61.0) $102.4    $(752.9) $240.3
Net realized gains (losses)           (7.8)    7.8       30.6    14.2
Income (loss) excluding net
 realized gains                      (53.2)   94.6     (783.5)  226.1
Catastrophe losses                  (143.9)  (27.9)  (1,116.2) (239.6)
Income excluding net realized gains
 (losses) and catastrophe losses      90.7   122.5      332.7   465.7
Combined Ratio                       147.2%   58.8%     200.7%   77.8%
Combined ratio, excluding
 catastrophe losses                   61.9%   45.6%      66.7%   47.3%
Diluted weighted average shares
 outstanding                          89.2    67.1       71.8    67.7

Diluted Per Share Information
Net income (loss)                   $(0.68)  $1.53    $(10.49)  $3.55
Net realized gains (losses)           0.09   (0.12)     (0.43)  (0.21)
Income (loss) excluding net
 realized gains (losses)             (0.59)   1.41     (10.92)   3.34
Catastrophe losses                    1.61    0.42      15.56    3.54
Income (excluding net realized
 gains (losses) and catastrophe
 losses                              $1.02   $1.83      $4.64   $6.88


    Including realized and unrealized gains and losses on our investment portfolio, the comprehensive loss was $66.8 million, or $0.75 per share, for the quarter, and a loss of $817.1 million, or $11.39 per share, for 2005.

    Outlook for 2006

    Anthony Taylor, President and CEO, commented: "2005 was the most costly year ever for catastrophe losses to the insurance and reinsurance industry. For Montpelier, with a short tail property concentration and a declared policy of purchasing limited amounts of reinsurance protection, the losses incurred have inevitably been significant."
    "Following the third quarter hurricanes, we adjusted our risk profile to meet more stringent capital requirements in the industry and acted to take best advantage of the new environment. These steps included optimizing our assumed portfolio, purchasing additional reinsurance, issuing our first catastrophe bonds, partnering with capital providers in Blue Ocean Reinsurance Ltd., an unrated vehicle specializing in retrocessional cover, raising an additional $600 million in equity capital in September 2005, reducing dividends and, earlier this year, raising an additional $100 million through the issuance of trust preferred securities."
    "The changes will result in reduced exposure to extremely large industry events per dollar of capital at risk. Our target return on equity over the cycle remains unchanged, but we believe the potential outcomes around that target are less volatile. We will continue to explore alternative structures to leverage our underwriting capabilities and enhance growth in book value per common share," Mr. Taylor added.
    "In the meantime, we are seeing important changes in the way certain classes of business are structured and priced as the market adjusts to increased modeling loads and rising industry capital requirements. Although January 1st renewal pricing in international property classes did not meet our expectations, the equivalent U.S. pricing broadly did and overall demand for many of our key products has increased significantly. We expect the market in these products to tighten and pricing to continue to increase as the year rolls out. We believe we are now well positioned to take advantage of the substantial opportunities we see in the market place."
    Kip Oberting, Chief Financial Officer, said, "At December 31, our equity capital stood at $1.06 billion. Including the proceeds from our trust preferred issue on January 6, 2006, plus previously outstanding debt, we now have total capital of $1.4 billion. Additionally, we now underwrite on behalf of approximately $280 million in capital provided by third parties in joint ventures."
    Please refer to the Financial Supplement, which is posted on the Financial Reports page of the Company's Investor Information section of its website at www.montpelierre.bm, for more detailed information on performance by category of business, together with additional disclosure on total return, loss reserves, investment portfolio, capital structure and the impact of the catastrophe losses and the consolidation of Blue Ocean Re Holdings Ltd.

    (1) Fully converted book value per share is a non-GAAP measure based on total shareholders' equity at December 31, 2005 and total shareholders' equity plus the assumed proceeds from the exercise of outstanding options and warrants of $157.5 million at December 31, 2004, divided by the sum of shares and share equivalents of 89,187,660 shares at December 31, 2005 and divided by the sum of shares, outstanding options and warrants of 71,372,892 shares at December 31, 2004. The Company believes that fully converted book value per share more accurately reflects the value attributable to a common share. Change in Fully Converted Book Value Per Share Adjusted For Dividends is a non-GAAP measure. It is the internal rate of return of the change in fully converted book value per share from $26.75 at December 31, 2004 to $11.86 at December 31, 2005, including the accrued ordinary quarterly dividends totaling $1.155 per common share and warrant and the special dividend of $5.50 per common share and warrant declared and paid in 2005. The Company believes that this measure most accurately reflects the return made by its shareholders as it takes into account the effect of all dilutive securities and the effect of dividends.

    Earnings Conference Call:

    Montpelier Re executives will conduct a conference call, including a question and answer period, on Friday, February 17th at 10:00 a.m. Eastern Time.
    The presentation will be available via a live audio webcast accessible on the Earnings Call page of the Investor Information section of the Company's website at www.montpelierre.bm. A telephone replay of the conference call will be available through February 26th, 2006 by dialing 888-286-8010 (toll-free) or 617-801-6888
(international) and entering the pass code: 56182101.

    Application of the Safe Harbor of the Private Securities
Litigation Reform Act of 1995:

    This press release contains, and Montpelier may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside Montpelier's control, that could cause actual results to differ materially from such statements. In particular, statements using words such as "may," "should," "estimate," "expect," "anticipate," "intend," "believe," "predict," "potential," or words of similar import generally involve forward-looking statements.
    Important events and uncertainties that could cause the actual results, future dividends or future repurchases to differ include, but are not necessarily limited to: market conditions affecting Montpelier's common share price; our short operating and trading history; our dependence on principal employees; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the estimates reported by syndicates under existing qualifying quota share contracts; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, particularly on longer-tail classes of business such as casualty; our reliance on industry loss estimates and those generated by modeling techniques; unanticipated adjustments to premium estimates; the possibility of severe or unanticipated losses from natural or man-made catastrophes, including Hurricanes Katrina, Rita and Wilma; evolving interpretive issues with respect to coverage as a result of Hurricanes Katrina, Rita and Wilma; the effectiveness of our loss limitation methods; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions; changes in governmental regulation or tax laws in the jurisdictions where we conduct business; the total industry losses resulting from Hurricanes Katrina, Rita and Wilma; the actual number of our insureds incurring losses from these storms; the limited actual loss reports received from our insureds to date; the impact of these storms on our reinsurers; the amount and timing of reinsurance recoverables and reimbursements actually received by us from our reinsurers; the overall level of competition, and the related demand and supply dynamics, in our markets relating to growing capital levels in the reinsurance industry, declining demand due to, among other things, increased retentions by cedants, and other factors; market acceptance of the underwriting capacity of Blue Ocean Reinsurance Ltd. without a financial strength rating from an independent rating agency; the impact of terrorist activities on the economy; and rating agency policies and practices. Montpelier's forward-looking statements concerning market fundamentals could be affected by changes in demand, pricing and policy term trends and competition. These and other events that could cause actual results to differ are discussed in detail in "Risk Factors" under Item 8.01 of Montpelier's Current Report on Form 8-K filed on September 27, 2005 with the Securities and Exchange Commission.
    Montpelier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.



                      MONTPELIER RE HOLDINGS LTD.
                      CONSOLIDATED BALANCE SHEETS
            (millions, except share and per share amounts)

                                               As at        As at
                                             December 31, December 31,
                                                2005         2004
                                             ----------   ----------
 Assets

 Investments and cash:
 Fixed maturities, at fair value             $2,307.1     $2,325.3
 Equity investments, at fair value              113.5        143.5
 Other investments, at estimated fair value      31.6         19.3
 Cash and cash equivalents, at fair value       450.2        110.6
                                             ---------    ---------

 Total investments and cash                   2,902.4      2,598.7

 Unearned premium ceded                          83.8         17.0
 Premiums receivable                            270.9        173.8
 Investment trades pending                        4.7            -
 Securities lending collateral                  315.6        420.8
 Funds withheld                                   1.5          5.1
 Deferred acquisition costs                      53.4         59.0
 Reinsurance receivable/recoverable             361.3         94.7
 Accrued investment income                       22.1         23.8
 Other assets                                    44.0          5.2
                                             ---------    ---------

 Total Assets                                $4,059.7     $3,398.1
                                             =========    =========

 Liabilities

 Loss and loss adjustment expense reserves    1,781.9        549.5
 Unearned premium                               262.8        287.6
 Reinsurance balances payable                   205.1         74.9
 Investment trades pending                          -          0.1
 Securities lending payable                     315.6        420.8
 Debt                                           249.1        249.0
 Accounts payable, accrued expenses and
  other liabilities                              16.4         40.7
 Dividends payable                                7.2         23.6
                                             ---------    ---------

       Total Liabilities                     $2,838.1     $1,646.2
                                             ---------    ---------

 Minority Interest                              109.7            -

 Mezzanine equity                                54.2            -

 Shareholders' Equity
 Common voting shares and additional paid-in
  capital                                     1,715.1      1,111.8
 Accumulated other comprehensive income          (9.1)        55.1
 Retained earnings (deficit)                   (648.3)       585.0
                                             ---------    ---------

       Total Shareholders' Equity             1,057.7      1,751.9
                                             ---------    ---------

 Total Liabilities, Minority Interest,
  Mezzannie Equity and Shareholders' Equity  $4,059.7     $3,398.1
                                             =========    =========


 Common voting shares outstanding (000's)      89,178  sh   62,131  sh
 Common voting and common equivalent shares
  outstanding (000's)                          96,360       71,373

 Book value per share:

       Basic book value per common voting
        share                                $  11.86     $  28.20
                                             =========    =========
       Fully converted book value per common
        voting and common equivalent share   $  11.86     $  26.75
                                             =========    =========


                      MONTPELIER RE HOLDINGS LTD.
    CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                 (millions, except per share amounts)

                                Three Months Ended     Year Ended
                                    December 31,       December 31,
                                  2005     2004       2005     2004
                                -------- --------   --------- --------

Underwriting revenues:

   Gross premiums written       $ 106.8  $ 108.9    $  978.7  $ 837.0
   Reinsurance premiums ceded     (98.5)   (10.0)     (221.7)   (87.7)
                                -------- --------   --------- --------
   Net premiums written             8.3     98.9       757.0    749.3
   Change in net unearned
    premiums                      151.2     94.2        91.5     38.2
                                -------- --------   --------- --------
   Net premiums earned            159.5    193.1       848.5    787.5

Underwriting expenses:
   Loss and loss adjustment
    expenses                      190.2     55.0     1,510.7    404.9
   Acquisition costs               35.8     40.6       166.3    152.7
   General and administrative
    expenses                        8.9     17.9        25.9     55.3
                                -------- --------   --------- --------
   Total underwriting expenses    234.9    113.5     1,702.9    612.9
                                -------- --------   --------- --------

                                -------- --------   --------- --------
   Underwriting income (loss)     (75.4)    79.6      (854.4)   174.6
                                -------- --------   --------- --------

Other operating revenues
 (expenses):
   Net investment income           26.0     19.5        87.1     69.1
   Financing expense               (4.6)    (4.6)      (17.0)   (17.5)
   Other income                     0.8        -         0.8        -
   Minority Interest                  -        -           -        -
                                -------- --------   --------- --------
                                   22.2     14.9        70.9     51.5
                                -------- --------   --------- --------

Operating income (loss) before
 taxes:                           (53.2)    94.5      (783.5)   226.2
                                -------- --------   --------- --------

Other:
   Net realized gains (losses) on
    investments                    (5.7)     2.0        40.6      7.2
   Net foreign exchange gains
    (losses)                       (2.1)     5.8       (10.0)     7.0
                                -------- --------   --------- --------

Income (loss) before taxes:     $ (61.0)   102.3      (752.9)   240.4
                                -------- --------   --------- --------

   Income tax expense
    (recovery)                        -     (0.1)          -      0.1

                                -------- --------   --------- --------
Net income (loss)               $ (61.0) $ 102.4    $ (752.9) $ 240.3
                                -------- --------   --------- --------

   Other comprehensive income
    (loss) items                   (5.8)     4.4       (64.2)     1.4

                                -------- --------   --------- --------
Comprehensive income (loss)     $ (66.8) $ 106.8    $ (817.1) $ 241.7
                                ======== ========   ========= ========


Earnings per share:

   Basic earnings (loss) per
    share                       $ (0.68) $  1.65    $ (10.49) $  3.84
   Diluted earnings (loss) per
    share                       $ (0.68) $  1.53    $ (10.49) $  3.55

   Basic comprehensive earnings
    (loss) per share            $ (0.75) $  1.72    $ (11.39) $  3.86
   Diluted comprehensive
    earnings (loss) per share   $ (0.75) $  1.59    $ (11.39) $  3.57

Insurance ratios:

   Loss ratio                     119.2%    28.5%      178.0%    51.4%
   Expense ratio                   28.0%    30.3%       22.7%    26.4%
   Combined ratio                 147.2%    58.8%      200.7%    77.8%




    CONTACT: Montpelier Re Holdings Ltd.
             Keil Gunther, 441-297-9570